RULE 424(b)(3)
                               FILE NO. 33-95732
                        SHEFFIELD PHARMACEUTICALS, INC.



                      SUPPLEMENT NO. 2 DATED JUNE 1, 1999
                     TO PROSPECTUS DATED SEPTEMBER 6, 1995


As a result of adjustments in the number of shares issuable upon exercise of warrants held by certain Selling Stockholders in accordance with applicable anti-dilution provisions and the transfer of certain options, the cover page of the Prospectus dated September 6, 1995 (the "Prospectus") and the table of Selling Stockholders in the Selling Stockholders section of the Prospectus are hereby supplemented and amended as follows:

     (a) The cover page of the Prospectus is amended to provide that the total number of shares of Common Stock being offered by Selling Stockholders has been reduced from 5,102,724 shares to 2,007,557 shares.

     (b) The Selling Stockholders table on page 12 of the Prospectus is amended and restated in its entirety as follows:

                                        Shares Beneficially            Shares to be          Shares Beneficially
                                          Owned Prior to                 Sold in                  Owned After
                                          Offering(1)(2)                 Offering                 Offering(3)
                                      ---------------------            ------------          ---------------------

NAME(1)                               NUMBER            PERCENT                             NUMBER            PERCENT
-------                               ------            -------                             ------            -------

SMT Investment Partnership            313,189(4)             *              313,189            0            --
The Fort Hill Group, Inc.              30,000(5)             *               30,000            0            --
Global Equities                        37,500(6)             *               37,500            0            --
Kerry Nagle                            56,682(7)             *               56,682            0            --
Chan Koo Chung                         18,894(8)             *               18,894            0            --
Monica Koechin                        432,743(9)             1.5%           432,743            0            --
John Casey                             23,617(10)            *               23,617            0            --
Lommen Family Trust                    15,115(11)            *               15,115            0            --
Kelly Family Trust                     13,226(12)            *               13,226            0            --
Larry Peery                             5,668(13)            *                5,668            0            --
John P. Boesel                         60,559(14)            *               60,554            0            --
George D. Anderson                     23,617(15)            *               23,617            0            --
Gabiano, Inc.                          15,115(16)            *               15,115            0            --
Schlegel Investment Co.
  Money Investment Plan                18,894(17)            *               18,894            0            --
Keith V. Denner                        18,894(18)            *               18,894            0            --
Gloria Iorio                           12,092(19)            *               12,092            0            --
Thomas R. Reardon                      18,894(20)            *               18,894            0            --
Eugene J. O'Neill                      30,230(21)            *               30,230            0            --
XPER International Ltd.                13,894(22)            *               13,894            0            --



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

                                        Shares Beneficially            Shares to be       Shares Beneficially
                                          Owned Prior to                 Sold in               Owned After
                                          Offering(1)(2)                 Offering              Offering(3)
                                      ---------------------            ------------       ---------------------

NAME(1)                               NUMBER            PERCENT                          NUMBER     PERCENT
-------                               ------            -------                          ------     -------

Arab Petroleum Investment
  Corp                              678,248(23)            1.8%           678,248         0            --
Edward C. Rubatino                   16,956(24)            *               16,956         0            --
JDW Irrevocable Trust                33,912(25)            *               33,912         0            --
John G. Cage                         18,991(26)            *               18,991         0            --
Karen Blandini                        6,782(27)            *                6,782         0            --
Kossert Enterprises                  16,956(28)            *               16,956         0            --
Les Schultz                          33,912(29)            *               33,912         0            --
Ward T. Bell                          6,782(30)            *                6,782         0            --
John Schroeder                       17,500(31)            *               17,500         0            --
James Allen                           2,500(32)            *                2,500         0            --
Al Yee                                2,500(32)            *                2,500         0            --
James Desmond                        13,700(33)            *               13,700         0            --

--------------------------------------
*        Less than 1%.

(1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)      Determined in accordance with Rule 13-3(d) of the Exchange Act of 1934.

(3) Assumes all shares of Common Stock offered hereby are sold pursuant to the registration statement of which the prospectus constitutes a part.

(4) Represents shares issuable upon exercise of stock purchase warrants. SMT has the right upon exercise of warrant issued by the Company to SMT, to acquire up to 313,189 shares of Common Stock.

(5) Represents shares issuable upon exercise of certain stock purchase warrants. The Fort Hill Group, Inc. is a former financial advisor to the Company.

(6) Includes 32,500 shares issuable upon exercise of certain stock purchase warrants.

(7) Includes 26,682 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(8) Includes 8,894 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(9) Includes (i) 17,788 shares of Common Stock issuable upon exercise of PP Unit Warrants, (ii) 59,955 shares of Common Stock issuable upon exercise of PP II Unit Warrants and (iii) 100,000 shares issuable upon exercise of certain stock options.

(10) Includes 11,117 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(11) Includes 7,115 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(12) Includes 6,226 shares of Common Stock issuable upon exercise of PP Unit Warrants.


                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

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

(13) Includes 2,668 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(14) Includes (i) 5,559 shares of Common Stock issuable upon exercise of PP Unit Warrants and, (ii) 25,000 shares of Common Stock issuable upon exercise of certain stock options.

(15) Includes 11,117 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(16) Includes 7,115 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(17) Includes 8,894 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(18) Includes 8,894 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(19) Includes 5,692 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(20) Includes 8,894 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(21) Includes 14,230 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(22) Includes 8,894 shares of Common Stock issuable upon exercise of PP Unit Warrants.

(23) Includes 428,248 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(24) Includes 10,706 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(25) Represents 21,412 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(26) Includes 11,991 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(27) Includes 4,282 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(28) Includes 10,706 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(29) Includes 21,412 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(30) Includes 4,282 shares of Common Stock issuable upon exercise of PP II Unit Warrants.

(31) Includes 12,500 shares of Common Stock issuable upon exercise of certain stock purchase options.

(32) Represents shares of Common Stock issuable upon exercise of certain stock purchase options.

(33) Includes 2,500 shares of Common Stock issuable upon exercise of certain stock purchase options.



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